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                                                                Exhibit 3.9


                            ARTICLES OF INCORPORATION

                                       OF

                          EVENTS CENTER CATERING, INC.

         1. The name of the corporation is: Events Center Catering, Inc.

         2. This is a Statutory Close Corporation.

         3. The corporation is authorized to issue an unlimited number of shares, without par value.

         4. The corporation may operate without a Board of Directors, in which case the management of the business and affairs of the corporation and the relationship among the shareholders of the corporation shall be governed by a shareholder and/or management agreement executed by all of the shareholders of the corporation.

         5. Shares of the corporation shall be freely transferable.

         6. The corporation may be dissolved at will, upon the affirmative vote of a majority of issued and outstanding shares of the corporation.

         7. The name of the registered agent and the street address of the registered office of the corporation are:

                           James R. Bell
                           201 North Wolcott
                           Casper, WY  82601

         8. The name and address of the incorporator is:

                           Albert E. Moerke
                           200 North David Street
                           Casper, WY  82601

         DATED this 10th day of June, 1994.

                                                        /s/ Albert E. Moerke
                                                        ------------------------
                                                        Albert E. Moerke